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                                  EXHIBIT 10.7

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                                                                    Exhibit 10.7

                               CITIZENS SOUTH BANK
                     MERGER/ACQUISITION PROTECTION AGREEMENT
                           FOR MICHAEL ROBERT MAGUIRE

       This AGREEMENT is made effective as of July 15, 2002, by and between Citizens South Bank, a stock savings bank (the "Bank"), and Michael Robert Maguire (the "Executive"). Any reference to "Company" herein shall mean Citizens South Banking Corporation, or any successor thereto.

       WHEREAS, the Bank recognizes the substantial contribution the Executive has made to the Bank and wishes to protect his position for the period provided in this Agreement;

       WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Senior Vice President and Chief Credit Officer for the Bank, a position of substantial responsibility; and

       WHEREAS, pursuant to a letter dated April 22, 1999 (the "April 1999 Letter") the Bank agreed that the Executive was entitled to an annual base salary of $82,008 and various other perquisites during the 24-month period commencing on April 22, 1999, and agreed to provide the Executive with a Merger/Acquisition Protection Agreement providing certain benefits in the event of a change in control of the Bank or the Company.

       NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.     TERM OF AGREEMENT

       The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twelve (12) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Board of Directors of the Bank (the "Board") may extend the Agreement for an additional year. Within 30 days prior to such anniversary date, the Board will conduct a performance evaluation of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting. If the Executive is also a director then he or she shall abstain from any and all voting with respect to the extension of the term of such Executive's Agreement. This agreement does not create a right to the continuation of employment.

2. PAYMENTS TO EXECUTIVE UPON TERMINATION FOLLOWING A CHANGE IN CONTROL OR OTHER CONTROL TRANSACTION

       (a) Upon the voluntary or involuntary termination of the Executive's employment other than for Termination for Cause within 12 months after;

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              (i)  a Change in Control, or

              (ii) a merger of the Bank with another bank or savings association (other than an interim bank or association and other than in connection with the mutual-to-stock conversion of the Company's mutual holding company) with the Bank as the surviving entity, or acquisition by the Company of another bank or savings association that is held as a subsidiary of the Company and is not merged into the Bank, and either (A) a reduction in the base salary of the Executive, (B) a substantial diminution in the duties or responsibilities of the Executive, or (C) the relocation of the Executive's principal place of employment by more than 50 miles from Gastonia, North Carolina, the Bank or its successor shall be obligated to pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum equal to one and a half (1.5) times the Executive's annual compensation, including base salary at the highest rate of pay existing at the time of termination and aggregate bonuses paid during the last 12 months prior to termination. At the election of the Executive, or his estate, as the case may be, which election may be made annually by January 31 of each year and is irrevocable for the year in which made (and once payments commence), such payment may be made in a lump sum or paid in equal semimonthly installments during the eighteen (18) months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a semimonthly basis during the remaining term of this Agreement.

       (b) Upon the occurrence of a Change in Control of the Bank followed at any time during the term of this Agreement by the Executive's voluntary or involuntary termination of the Executive's employment other than for Termination for Cause, the Bank shall cause to be continued life, medical and dental coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage and payments shall cease upon expiration of eighteen (18) months.

       (c) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any other employee benefit plan with respect to options and such other rights as may have been granted to the Executive under such plans.

       (d) A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to
Item 1(a) of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3

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under the Exchange Act), directly or indirectly, of securities of the Company representing 25 % or more of the combined voting power of Company's outstanding securities, except for any securities purchased by the Bank's employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror. The mutual-to-stock conversion of the Company's mutual holding company shall not be a Change in Control.

       (e) The Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of the Executive's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

3.     REDUCTION IN THE CASE OF EXCESS PARACHUTE PAYMENT

       Notwithstanding any other provision of this agreement, in no event shall the

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aggregate payments or benefits made or afforded to the Executive hereunder (the
"Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with said Section 280G.

4.     NOTICE OF TERMINATION

       (a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

       (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.     COVENANT NOT TO COMPETE

       The Executive agrees that for a period of twelve months following the first payment of any benefit under Section 2(a) of the Agreement, he shall not, directly or indirectly, engage (as principal, partner, director, officer, agent, employee, or owner, with or without compensation) in any line of business that the Company or the Bank is involved (including, but not limited to, the providing of wholesale banking services, consumer financial services, retail banking, trust and investment management services, secured and unsecured loan and financing services, real estate financing services, asset and investment management and fiduciary services, cash management services, and consumer and commercial credit card services), in Gaston County, North Carolina.

       The Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of the Company (or any subsidiary) to work with him or any entity with which the Executive has affiliated, for a period of twelve months after the payment of severance benefits under the Agreement. The Executive shall also not entice or solicit, directly or indirectly, any client or customer of the Company (or any subsidiary) for any competitor or in any competitive activity for a period of twelve months after the payment of severance benefits under the Agreement.

       The foregoing restriction shall not be construed to prohibit the Executive from owning less than five percent (5%) of any class of securities of any corporation located in Gaston County, North Carolina, which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership

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represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

6.     ENFORCEMENT OF OBLIGATIONS

       The Executive acknowledges that the restrictions contained in Section 5 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of this Section will result in irreparable injury to the Company. The Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel with respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Section 5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement in which any party is seeking in whole or in part any form of equitable relief, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in Gaston County, North Carolina; (ii) consents to the non-exclusive jurisdiction of any court in any such suit, action or proceeding; and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

7.     SOURCE OF PAYMENTS

       It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

8.     EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

       This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, including the April 1999

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Letter, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

9.     NO ATTACHMENT

       (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

       (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns.

10.    MODIFICATION AND WAIVER

       (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

       (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.    REQUIRED PROVISIONS

       (a) The Bank may terminate the Executive's employment at any time. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2(c) hereinabove.

       (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 USC (S)1818(e)(3)) or 8(g) (12 USC (S)1818(g))
of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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       (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e) (12 USC (S)1818(e)) or 8(g) (12 USC (S) 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

       (d) If the Bank is in default as defined in Section 3(x) (12 USCss.1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

       (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC ss.1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

       (f) Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 USC
Section 1828(k) and any regulations promulgated thereunder.

12.    SEVERABILITY

       If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.    HEADINGS FOR REFERENCE ONLY

       The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.    GOVERNING LAW

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       The validity, interpretation, performance, and enforcement of this
Agreement shall be governed by the laws of the State of North Carolina, unless preempted by Federal law as now or hereafter in effect.

       Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that subject to Section 3(c) hereof, the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.    PAYMENT OF LEGAL FEES

       All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

16.    SUCCESSOR TO THE BANK

       The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

17.    SIGNATURES

       IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, on the day and date first above written.

ATTEST:                                        CITIZENS SOUTH BANK


__________________________________             By:___________________________
Paul L. Teem, Jr., Secretary                      Kim S. Price, President


WITNESS:                                       EXECUTIVE

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_________________________              __________________________
                                       Michael Robert Maguire

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